CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
PRUDENTIAL GLOBAL REAL ESTATE FUND

     This Certificate of Amendment to Certificate of Trust of Prudential Global Real Estate Fund (the "Trust") is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware on October 24, 1997 pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

     The undersigned hereby certifies as follows:

1.	The name of the Trust is Prudential Global Real Estate Fund.

2.	The name of the Trust is hereby changed to “Prudential Investment Portfolios 12.”

3.	The foregoing amendment to the Certificate of Trust shall become effective on September 17, 2010.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

                         TRUSTEE:

                         /s/ Judy A. Rice
                         Judy A. Rice, as Trustee and President